Exhibit (e)(2)

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Confidentiality Agreement”) is entered into this 12th day of April, 2014 (“Effective Date”) in Redwood Shores, California, by and between MICROS Systems, Inc., a Maryland Corporation with its principal place of business located at 7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289 (“MICROS”) and Oracle Corporation, a Delaware Corporation with its principal place of business located at 500 Oracle Parkway, Redwood Shores, California 94065 (“Oracle”).

WHEREAS, MICROS and Oracle are interest in exploring a possible strategic transaction (the “Transaction”); and

WHEREAS, MICROS and Oracle are each in possession of Information (as hereinafter defined) relating to such a Transaction which they are willing to make available to the other party subject to the terms of this Confidentiality Agreement; and

WHEREAS, the party disclosing or transferring Information to the other is referred to herein as the “Transferor” and the party receiving the Information is referred to as the “Transferee,”

NOW THEREFORE, in consideration of the foregoing premises and the other and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, MICROS and Oracle agree as follows:

1. “Information” shall mean any and all information with respect to the Transferor’s business or operations that Transferor or any of its representatives or affiliates furnish or have furnished to Transferee, by any means, including orally or in writing and regardless of whether the same is specifically marked or designated as “confidential” or “proprietary” together with any and all notes, memoranda, analyses, compilations, studies or other documents prepared by Transferee, its directors, officers, employees, agents or representatives (including attorneys, accountants and financial advisors) (the “Representatives”) which contain or otherwise are based upon such information with respect to Transferor’s business or operations, together with any and all copies extracts or other reproductions of any of the same; provided, however, that the term “Information” does not include information which:

(a) is or becomes publicly known through no wrongful act of Transferee or its Representatives;

(b) is or becomes available to Transferee on a non-confidential basis;

(c) is received by Transferee from a party who is under no obligation of confidentiality to Transferor with respect thereto; or

(d) is independently developed by Transferee without violating any of the provisions of this Confidentiality Agreement.

2. Transferee will keep the Information strictly confidential and will disclose said Information only to such of its Representatives who need to know such Information in order to assist Transferee in its evaluation of the possible Transaction, and who are informed by Transferee of the confidential nature of the Information. Otherwise, the Information, the fact that the Information was disclosed and the fact that discussions are taking place relative to the possible transaction including the status thereof, will not be disclosed to any person or entity without the written consent of the other party hereto. Transferee shall be responsible for any breach of this Confidentiality Agreement by its Representative and agrees to take all reasonable measures to restrain its Representatives from the unauthorized use of the Information.

3. Transferee will use the Information only for purposes of evaluating the possible Transaction.

4. In the event that Transferee or any of its Representatives receive a request or is required by applicable law to disclose all or any part of the Information to a court or other tribunal, Transferee will immediately notify Transferor of the request, consult with the Transferor and assist Transferor in seeking a protective order or request for other appropriate remedy. In the event that such protective order or remedy is not obtained or that Transferor waives compliance with the terms hereof, Transferee or its Representatives, as the case may be shall disclose only that portion of the Information which, in the opinion of its counsel, is legally required to be disclosed, and will exercise its reasonable efforts to assure that confidential treatment will be accorded said Information by the party (ies) receiving the same. Transferor shall be provided an opportunity by Transferee to review the Information disclosed by the Transferee.

5. Upon notice from Transferor that it does not wish to proceed with the Transaction, Transferee and its Representatives shall return all Information to Transferor or destroy all such Information and will certify said return or destruction in writing to Transferor; provided, however, that Transferee may retain one copy of the Information if required by applicable law or court order.

6. No license or conveyance of any rights under any discoveries, inventions, patents, trade secrets, proprietary information, copyrights, trade names or trademarks, or applications therefore, or any other form of intellectual property is granted or implied with respect to any Information disclosed pursuant to the terms of this Confidentiality Agreement. Nothing in this Agreement shall be construed to limit or preclude either party from developing, using, marketing, licensing, and/or selling any independently developed software or other technology that is similar or related to the Information.

7. Each party may freely use the “residuals” from the Information of the other party. The term “residuals” shall mean the Information is nontangible form (i.e., not written or other documentary form, including tape or disk), which may be retained by employees of either party who have had access to the Information, including ideas, know-how, or techniques contained therein, but not as a result of any deliberate effort to memorize the information. Neither party shall have any obligation to limit or restrict the assignment of its employees or to pay royalties to the other party for any work resulting from the use of residuals.

8. Nothing contained herein shall be construed as committing the parties hereto to entering into any transaction including but not limited to the possible Transaction. Unless and until a final definitive agreement regarding the Transaction has been executed, no contract or agreement with respect to the Transaction shall be deemed to exist between the parties and neither party will be under any legal obligation whatsoever with respect to the Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Only those representations and warranties that are made in a definitive agreement, subject to any limitations specified therein, shall have any legal effect. The term “definitive agreement” does not include a term sheet or any other preliminary written agreement. Each party reserves the right, in its sole discretion, to provide or not provide Information under this Agreement, to reject any and all proposals with regard to the Transaction and it terminate discussion and negotiations at any time.

9. Transferee agrees that money damages will not be a sufficient remedy for any breach of this Confidentiality Agreement by it or its Representatives and that Transferor is entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Confidentiality Agreement but shall be in addition to all other remedies available at law or equity.

10. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single pr partial exercise thereof preclude any further exercise hereunder.

11. The invalidity or unenforceability of any provision of this Confidentiality Agreement shall not affect the validity or enforceability of other portions hereof, which shall remain in full force and effect.

12. This Confidentiality Agreement shall not be assigned by either party without the prior written consent of the other party.

13. The terms of this Confidentiality Agreement may not be amended or modified except by a written instrument executed by the parties hereto.

14. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, excluding those relating to conflict of laws. All matters adjudicated or mediated hereunder shall occur only in the state of Delaware and Delaware courts. The parties shall consent to and not object to exclusive jurisdiction by the courts in Delaware.

15. The terms of this Confidentiality Agreement shall be 24 months from the date of is execution; provided, however that the obligations of the confidentiality and non-disclosure shall survive the termination of this Agreement and be binding upon the parties hereto for such period.

IN WITNESS WHEREOF, the parties execute this Confidentiality Agreement as of the Effective Date.

MICROS Systems, Inc.		Oracle Corporation

By:	/s/ Thomas L. Patz	By:	/s/ Douglas Kehring
Name:	Thomas L. Patz	Name:	Douglas Kehring
Title:	EVP, Strategic Initiatives and General Counsel	Title:	Authorized Signatory

Notice Address:	7031 Columbia Gateway Dr. Columbia, MD 21046-2289	Notice Address:	500 Oracle Parkway Redwood Shores, CA 94065
Telephone:	(443) 285-6000	Telephone:	(650) 506-7000

Date:	4/11/14	Date:	4/11/14

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